Exhibit 99.1
FOR IMMEDIATE RELEASE
Broadwing Corporation Announces Exercise of Option to Purchase an
Additional $30 Million of 20-Year Convertible Debentures
AUSTIN, TX (June 12, 2006) — Broadwing Corporation (NASDAQ: BWNG) today announced that the initial purchasers in the private placement of its 3.125% Convertible Senior Debentures due 2026 exercised their option to purchase an additional $30.0 million of the debentures. The exercise of the additional purchase option brings the aggregate principal amount of debentures sold in this financing to $180.0 million.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is being made within the United States only to qualified institutional buyers. The debentures, the guarantees and the shares of common stock issuable upon conversion of the debentures being offered have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
About Broadwing Corporation
Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.
Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.
Investor Note Regarding Forward-Looking Statements
Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.